EXHIBIT 5
Squire, Sanders & Dempsey L.L.P.
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114-1304
January 26, 2006
The Greenbrier Companies, Inc.
Autostack Company LLC (formerly known as Autostack Corporation)
Greenbrier-Concarril, LLC
Greenbrier Leasing Company LLC (formerly known as Greenbrier Leasing Corporation)
Greenbrier Leasing Limited Partner, LLC
Greenbrier Management Services, LLC
Greenbrier Leasing, L.P.
Greenbrier Railcar LLC (formerly known as Greenbrier Railcar, Inc.)
Gunderson LLC (formerly known as Gunderson, Inc.)
Gunderson Marine LLC (formerly known as Gunderson Marine, Inc.)
Gunderson Rail Services LLC (formerly known as Gunderson Rail Services, Inc.)
Gunderson Specialty Products, LLC    c/o The Greenbrier Companies, Inc.
         One Centerpointe Drive, Suite 200
         Lake Oswego, Oregon 97035
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by The Greenbrier Companies, Inc. (the “Company”) and by Autostack Company LLC, Greenbrier-Concarril, LLC, Greenbrier Leasing Company LLC, Greenbrier Leasing Limited Partner, LLC, Greenbrier Management Services, LLC, Greenbrier Leasing, L.P., Greenbrier Railcar LLC, Gunderson LLC, Gunderson Marine LLC, Gunderson Rail Services LLC and Gunderson Specialty Products, LLC (collectively, the “Subsidiary Guarantors”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Company’s offer to exchange up to $60,000,000 aggregate principal amount of new 8⅜% Senior Subordinated Notes due 2015 (the “Exchange Notes”) for an equal principal amount of its outstanding 8⅜% Senior Subordinated Notes due 2015 (the “Original Notes”), together with the related guarantee of the Exchange Notes by each Subsidiary Guarantor. The Original Notes were issued, and the Exchanges Notes are issuable, pursuant to an Indenture, dated as of May 11, 2005 (the “Indenture”), among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”).
     We have examined the Registration Statement, the Indenture, the form of the Original Notes, the form of the Exchange Notes and such other documents, and considered such matters of law, as we have deemed necessary or appropriate for the purposes of this opinion. We also have reviewed and relied upon certificates of officers of the Company and the Subsidiary Guarantors as to the various factual matters contained in such certificates. We have assumed the genuineness of all signatures on all documents reviewed by us, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.
     Based upon the foregoing and subject to the qualifications expressed below, we are of the opinion that:
     1. The Exchange Notes, when duly executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and when delivered in exchange for Original Notes as contemplated in the Registration Statement, will constitute valid and binding obligations of the Company and will be entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (whether considered in a proceeding at law or in equity).
     2. When the Exchange Notes have been executed, issued and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Original Notes as contemplated in the Registration Statement, the guarantee of the Exchange Notes by each Subsidiary Guarantor will constitute a valid and binding obligation of each Subsidiary Guarantor and will be entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (whether considered in a proceeding at law or in equity).
     This opinion is based solely upon the laws of the State of New York, the General Corporation Law, Limited Liability Company Act and Revised Uniform Limited Partnership Act of the State of Delaware, and the Business Corporation Act and Limited Liability Company Act of the State of Oregon.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not admit we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under that Act.

Respectfully submitted,
/s/ Squire, Sanders & Dempsey L.L.P.